Exhibit 3.1

Procaps Group, S.A.

Société anonyme

Siège social : 9 rue de Bitbourg L-1273 Luxembourg, Grand-Duché de Luxembourg

Constitution de société

du 29 mars 2021

N° 733

In the year two thousand and twenty-one, on the twenty-ninth of March.

Before us, Maître Marc Elvinger, notary residing in Ettelbruck, Grand Duchy of Luxembourg

THERE APPEARED:

Crynssen Pharma Group Limited, a limited company existing under the laws of Malta, registered with the Malta Business Registry under number C59671, having its registered office at C1 Midland Micro Enterprise Park, Burmarrad Road, Naxxar, NXR 6345 Malta,

here represented by Mr. Ben Brouscher, professionally residing in Ettelbruck, by virtue of a proxy, given in Miami, Florida, on 25 March 2021.

The said proxiy, initialled ne varietur by the proxyholder of the appearing party and the notary, shall remain annexed to this deed to be filed at the same time with the registration authorities.

Such appearing party has requested the officiating notary to enact the deed of incorporation of a public limited company (société anonyme) which it wishes to incorporate with the following articles of association:

A.	NAME - PURPOSE - Duration - Registered Office

Article 1 Name - Legal form

There exists a public limited company (société anonyme) under the name Procaps Group, S.A. (the “Company”) which shall be governed by the law of 10 August 1915 on commercial companies, as amended (the “Law”), as well as by the present articles of association.

Article 2 Purpose

2.1	The purpose of the Company is the holding of participations in any form whatsoever in Luxembourg and foreign companies and in any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, management, control and development of its portfolio.

2.2	The Company may grant loans to, as well as guarantees or security for the benefit of third parties to secure its obligations and obligations of other companies in which it holds a direct or indirect participation or right of any kind or which form part of the same group of companies as the Company, or otherwise assist such companies.

2.3	The Company may raise funds through borrowing in any form or by issuing any kind of notes, securities or debt instruments, bonds and debentures and generally issue securities of any type.

2.4	The Company may invest in real estate, intellectual property rights and any other movable or immovable assets in any kind of form.

2.5	The Company may carry out any commercial, industrial, financial, real estate or intellectual property activities which it considers useful for the accomplishment of these purposes.

Article 3 Duration

3.1	The Company is incorporated for an unlimited period of time.

3.2	It may be dissolved at any time by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association.

Article 4 Registered office

4.1	The registered office of the Company is established in the City of Luxembourg, Grand Duchy of Luxembourg.

4.2	The board of directors may transfer the registered office of the Company within the same municipality or to any other municipality in the Grand Duchy of Luxembourg and, if necessary, subsequently amend these articles of association to reflect such change of registered office.

4.3	Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the board of directors.

4.4	In the event that the board of directors determines that extraordinary political, economic or social circumstances or natural disasters have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall not affect the nationality of the Company which, notwithstanding the temporary transfer of its registered office, shall remain a Luxembourg company.

B.	Share Capital – Shares

Article 5 Share capital

5.1	The Company’s share capital is set at forty thousand United States Dollar (USD 40,000), represented by (i) four million (4,000,000) redeemable A shares with a nominal value of one cent (USD 0.01) each (the “Redeemable A Shares”), (ii) zero (0) redeemable B shares with a nominal value of one cent (USD 0.01) each (the “Redeemable B Shares” and together with the Redeemable A Shares, the “Redeemable Shares”) and (iii) zero (0) ordinary shares with a nominal value of one cent (USD 0.01) each (the “Ordinary Shares” and together with the Redeemable Shares, the “Shares”).

5.2	The Company’s share capital may be increased or reduced by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association or as set out in article 6 hereof.

5.3	Any new Shares to be paid for in cash shall be offered by preference to the existing shareholder(s). In case of a plurality of shareholders, such Shares shall be offered to the shareholders in proportion to the number of Shares held by them in the Company’s share capital. The board of directors shall determine the time period during which such preferential subscription right may be exercised, which may not be less than fourteen (14) days from the date of dispatch of a registered mail or any other means of communication individually accepted by the addressees and ensuring access to the information sent to the shareholders announcing the opening of the subscription period. The general meeting of shareholders may limit or cancel the preferential subscription right of the existing shareholders subject to quorum and majority required for an amendment of these articles of association. Notwithstanding the above, the board of directors may limit or cancel the preferential subscription right of the existing shareholders in accordance with article 6 hereof.

5.4	If after the end of the subscription period not all of the preferential subscription rights offered to the existing shareholders have been subscribed by the latter, third parties may be allowed to participate in the share capital increase, except if the board of directors decides that the preferential subscription rights shall be offered to the existing shareholders who have already exercised their rights during the subscription period, in proportion to the portion their Shares represent in the share capital; the modalities for the subscription are determined by the board of directors. The board of directors may also decide in such case that the share capital shall only be increased by the amount of subscriptions received by the existing shareholders of the Company.

5.5	The Company may repurchase its own Ordinary Shares subject to the provisions of the Law.

5.6	The Redeemable Shares may be repurchased by the Company in accordance with the provisions of article 430-22 of the Law. Redeemable Shares bear the same rights to receive dividends and have the same voting rights as Ordinary Shares. Subscribed and fully paid-in Redeemable Shares shall be redeemable upon request of the Company in accordance with the provisions of article 430-22 of the Law. The redemption may take place pursuant to a decision of the board of directors.

5.7	The redemption of the Redeemable Shares can only be made by using sums available for distribution in accordance with article 461-2 of the Law or the proceeds of a new issue made with the purpose of such redemption. Redeemed Shares held in treasury bear no voting rights, and have no rights to receive dividends or liquidation proceeds.

5.8	An amount equal to the nominal value, or, in the absence thereof, the accounting par value, of all the Redeemable Shares redeemed must be included in a reserve which cannot be distributed to the shareholders except in the event of a capital reduction of the subscribed share capital; the reserve may only be used to increase the subscribed share capital by capitalization of reserves. This reserve is not required in case of a redemption using the proceeds of a new issue made with a view to carry out such redemption.

5.9	The redemption price of the Redeemable A Shares corresponds to their nominal value, being one cent (USD 0.01) per Redeemable A Share.

5.10	The redemption price of the Redeemable B Shares is the same as their subscription price, being ten United States Dollar (USD 10) per Redeemable B Share (which includes, for the avoidance of doubt, any share premium paid on such Redeemable B Shares).

5.11	Except as otherwise provided in an agreement existing between the Company and any holder of Redeemable Shares, at least fifteen (15) days prior to the redemption date, written notice shall be sent by registered mail or internationally recognized overnight courier to each registered shareholder of the Redeemable Shares to be redeemed, at his or her address last shown in the shareholders register of the Company, notifying such holder of the number of Redeemable Shares so to be redeemed, specifying the redemption date, the redemption price, the procedures necessary to submit the Redeemable Shares to the Company for redemption and the valuation of the redemption price, as provided for in articles 5.6, 5.9 and 5.10. Each holder of Redeemable Shares to be redeemed shall surrender the certificate or certificates, if any, issued in relation to such Redeemable Shares to the Company. The redemption price of such Redeemable Shares shall be payable to the order of the person whose name appears on the Share register as the owner thereof on the bank account provided to the Company by such shareholder before the redemption date.

Article 6 Authorised capital

6.1	The authorised capital, excluding the share capital, is set at one billion seven hundred million United States Dollar (USD 1,700,000,000), consisting of one hundred seventy billion (170,000,000,000) Ordinary Shares with a nominal value of one cent (USD 0.01) each. During a period of five (5) years from the date of incorporation or any subsequent resolutions to create, renew or increase the authorised capital pursuant to this article, the board of directors is hereby authorised and empowered within the limits of the authorised capital to (i) realise for any reason whatsoever including, any issue in one or several successive tranches of (a) any subscription and/or conversion rights, including warrants (which may be issued separately or attached to Ordinary Shares, bonds, options, notes or similar instruments), convertible bonds, notes or similar instruments (the “Share Rights”) as well as (b) new Ordinary Shares, with or without share premium, against payment in cash or in kind, by conversion of claims on the Company or in any other manner; (ii) determine the place and date of the issue or the successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new Ordinary Shares; and (iii) remove or limit the preferential subscription right of the shareholders in case of issue against payment in cash of Ordinary Shares, warrants (which may be separate or attached to Ordinary Shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments. The Ordinary Shares to be issued upon exercise of any Share Rights may be issued beyond the initial authorized capital period of five (5) years as long as the Share Rights were issued within the relevant initial authorized capital period of five (5) years.

6.2	The above authorisation may be renewed through a resolution of the general meeting of the shareholders adopted in the manner required for an amendment of these articles of association and subject to the provisions of the Law, each time for a period not exceeding five (5) years.

Article 7 Shares – Transfer of Shares

7.1	The Company may have one or several shareholders.

7.2	Death, suspension of civil rights, dissolution, bankruptcy or insolvency or any other similar event regarding any of the shareholders shall not cause the dissolution of the Company.

7.3	The Shares of the Company are in registered form.

7.4	A register of Shares shall be kept at the registered office of the Company, where it shall be available for inspection by any shareholder. This register shall contain all the information required by the Law. Ownership of Shares is established by registration in said Share register. Certificates evidencing registrations made in the register with respect to a shareholder shall be issued upon request and at the expense of the relevant shareholder.

7.5	The Company will recognise only one (1) holder per Share. In case a Share is owned by several persons, they shall appoint a single representative who shall represent them in respect of the Company. The Company has the right to suspend the exercise of all rights attached to that Share, except for relevant information rights, until such representative has been appointed.

7.6	The Shares are freely transferable in accordance with the provisions of the Law.

7.7	Any transfer of registered Shares shall become effective (opposable) towards the Company and third parties either (i) through a declaration of transfer recorded in the register of Shares, signed and dated by the transferor and the transferee or their representatives, or (ii) upon notification of a transfer to, or upon the acceptance of the transfer by the Company.

C.	General meetings of Shareholders

Article 8 Powers of the general meeting of shareholders

8.1	The shareholders exercise their collective rights in the general meeting of shareholders. Any regularly constituted general meeting of shareholders of the Company shall represent the entire body of shareholders of the Company. The general meeting of shareholders is vested with the powers expressly reserved to it by the Law and by these articles of association.

8.2	If the Company has only one shareholder, any reference made herein to the “general meeting of shareholders” shall be construed as a reference to the “sole shareholder”, depending on the context and as applicable and powers conferred upon the general meeting of shareholders shall be exercised by the sole shareholder.

Article 9 Convening of general meetings of shareholders

9.1	The general meeting of shareholders of the Company may at any time be convened by the board of directors or, as the case may be, by the statutory auditor(s).

9.2	It must be convened by the board of directors or the statutory auditor(s) upon the written request of one or several shareholders representing at least ten per cent (10%) of the Company's share capital. In such case, the general meeting of shareholders shall be held within a period of one (1) month from the receipt of such request.

9.3	The convening notice for every general meeting of shareholders shall contain the date, time, place and agenda of the meeting and may be made through announcements filed with the Luxembourg Trade and Companies Register and published at least fifteen (15) days before the meeting, on the Recueil électronique des sociétés et associations and in a Luxembourg newspaper. In such case, notices by mail shall be sent at least eight (8) days before the meeting to the registered shareholders by ordinary mail (lettre missive). Alternatively, the convening notices may be exclusively made by registered mail in case the Company has only issued registered Shares or if the addressees have individually agreed to receive the convening notices by another means of communication ensuring access to the information, by such means of communication.

9.4	If all of the shareholders are present or represented at a general meeting of shareholders and have waived any convening requirements, the meeting may be held without prior notice or publication.

Article 10 Conduct of general meetings of shareholders

10.1	The annual general meeting of shareholders shall be held within six (6) months of the end of the financial year in the Grand Duchy of Luxembourg at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg as may be specified in the convening notice of such meeting. Other meetings of shareholders may be held at such place and time as may be specified in the respective convening notices. Holders of bonds are not entitled to attend meetings of shareholders.

10.2	A board of the meeting (bureau) shall be formed at any general meeting of shareholders, composed of a chairman, a secretary and a scrutineer who need neither be shareholders nor members of the board of directors. The board of the meeting shall ensure that the meeting is held in accordance with applicable rules and, in particular, in compliance with the rules in relation to convening, majority requirements, vote tallying and representation of shareholders.

10.3	An attendance list must be kept at all general meetings of shareholders.

10.4	A shareholder may act at any general meeting of shareholders by appointing another person as his proxy in writing or by facsimile, electronic mail or any other similar means of communication. One person may represent several or even all shareholders.

10.5	Shareholders taking part in a meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis and allowing for an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting.

10.6	Each shareholder may vote at a general meeting through a signed voting form sent by post, electronic mail, facsimile or any other means of communication to the Company’s registered office or to the address specified in the convening notice. The shareholders may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the shareholders, as well as for each proposal three boxes allowing the shareholder to vote in favour thereof, against, or abstain from voting by ticking the appropriate box.

10.7	Voting forms which, for a proposed resolution, do not show only (i) a vote in favour or (ii) a vote against the proposed resolution or (iii) an abstention are void with respect to such resolution. The Company shall only take into account voting forms received prior to the general meeting to which they relate.

10.8	The board of directors may determine further conditions that must be fulfilled by the shareholders for them to take part in any general meeting of shareholders.

Article 11 Quorum, majority and vote

11.1	Each Share entitles to one vote in general meetings of shareholders.

11.2	The board of directors may suspend the voting rights of any shareholder in breach of his obligations as described by these articles of association or any relevant contractual arrangement entered into by such shareholder.

11.3	A shareholder may individually decide not to exercise, temporarily or permanently, all or part of his voting rights. The waiving shareholder is bound by such waiver and the waiver is mandatory for the Company upon notification to the latter.

11.4	In case the voting rights of one or several shareholders are suspended in accordance with article 11.2 or the exercise of the voting rights has been waived by one or several shareholders in accordance with article 11.3, such shareholders may attend any general meeting of the Company but the Shares they hold are not taken into account for the determination of the conditions of quorum and majority to be complied with at the general meetings of the Company.

11.5	Except as otherwise required by the Law or these articles of association, resolutions at a general meeting of shareholders duly convened shall not require any quorum and shall be adopted at a simple majority of the votes validly cast regardless of the portion of capital represented. Abstentions and nil votes shall not be taken into account.

Article 12 Amendments of the articles of association

12.1	Except as otherwise provided herein or by the Law, these articles of association may be amended by a majority of at least two thirds of the votes validly cast at a general meeting at which a quorum of more than half of the Company’s share capital is present or represented. If no quorum is reached in a meeting, a second meeting may be convened in accordance with the provisions of article 9.3 which may deliberate regardless of the quorum and at which resolutions are adopted at a majority of at least two thirds of the votes validly cast. Abstentions and nil votes shall not be taken into account.

12.2	In case the voting rights of one or several shareholders are suspended in accordance with article 11.2 or the exercise of the voting rights has been waived by one or several shareholders in accordance with article 11.3, the provisions of article 11.4 of these articles of association apply mutatis mutandis.

Article 13 Change of nationality

The shareholders may change the nationality of the Company by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association.

Article 14 Adjournment of general meeting of shareholders

Subject to the provisions of the Law, the board of directors may, during the course of any general meeting, adjourn such general meeting for four (4) weeks. The board of directors shall do so at the request of one or several shareholders representing at least ten per cent (10%) of the share capital of the Company. In the event of an adjournment, any resolution already adopted by the general meeting of shareholders shall be cancelled.

Article 15 Minutes of general meetings of shareholders

15.1	The board of any general meeting of shareholders shall draw up minutes of the meeting which shall be signed by the members of the board of the meeting as well as by any shareholder upon its request.

15.2	Any copy and excerpt of such original minutes to be produced in judicial proceedings or to be delivered to any third party, shall be certified as a true copy of the original by the notary having had custody of the original deed in case the meeting has been recorded in a notarial deed, or shall be signed by the chairman of the board of directors, if any, or by any two (2) of its members.

D.	Management

Article 16 Composition and powers of the board of directors

16.1	The Company shall be managed by a board of directors composed of at least three (3) members. Where the Company has been incorporated by a single shareholder or where it appears at a shareholders’ meeting that all the Shares issued by the Company are held by a sole shareholder, the Company may be managed by a sole director until the next general meeting of shareholders following the increase of the number of shareholders. In such case, to the extent applicable and where the term “sole director” is not expressly mentioned in these articles of association, a reference to the “board of directors” used in these articles of association is to be construed as a reference to the “sole director”.

16.2	The board of directors is vested with the broadest powers to act in the name of the Company and to take any action necessary or useful to fulfill the Company’s corporate purpose, with the exception of the powers reserved by the Law or by these articles of association to the general meeting of shareholders.

16.3	The board of directors may create one or several committees. The composition and the powers of such committee(s), the terms of the appointment, removal, remuneration and duration of the mandate of its/their members, as well as its/their rules of procedure are determined by the board of directors. The board of directors shall be in charge of the supervision of the activities of the committee(s). For the avoidance of doubt, such committees shall not constitute management committee in the sense of Article 441-11 of the Law.

Article 17 Daily management

The daily management of the Company as well as the representation of the Company in relation to such daily management may be delegated to one or more directors, officers or other agents, acting individually or jointly. Their appointment, removal and powers shall be determined by a resolution of the board of directors.

Article 18 Appointment, removal and term of office of directors

18.1	The directors shall be appointed by the general meeting of shareholders which shall determine their remuneration and term of office. The general meeting of shareholders may decide to appoint directors of different classes, namely class A directors (the “Class A Directors”) and class B directors (the “Class B Directors”). Any reference made hereinafter to the “directors” shall be construed as a reference to the Class A Directors and/or the Class B Directors, depending on the context and as applicable.

18.2	The term of office of a director may not exceed six (6) years. Directors may be re-appointed for successive terms.

18.3	Each director is appointed by the general meeting of shareholders at a simple majority of the votes validly cast.

18.4	Any director may be removed from office at any time with or without cause by the general meeting of shareholders at a simple majority of the votes validly cast.

18.5	If a legal entity is appointed as director of the Company, such legal entity must designate a physical person as permanent representative who shall perform this role in the name and on behalf of the legal entity. The relevant legal entity may only remove its permanent representative if it appoints a successor at the same time. An individual may only be a permanent representative of one (1) director of the Company and may not be himself a director of the Company at the same time.

Article 19 Vacancy in the office of a director

19.1	In the event of a vacancy in the office of a director because of death, legal incapacity, bankruptcy, resignation or otherwise, this vacancy may be filled on a temporary basis and for a period of time not exceeding the initial mandate of the replaced director by the remaining directors until the next meeting of shareholders which shall resolve on the permanent appointment in compliance with the applicable legal provisions.

19.2	In case the vacancy occurs in the office of the Company’s sole director, such vacancy must be filled without undue delay by the general meeting of shareholders.

Article 20 Convening meetings of the board of directors

20.1	The board of directors shall meet upon call by the chairman, if any, or by any director. Meetings of the board of directors shall be held at the registered office of the Company unless otherwise indicated in the notice of meeting.

20.2	Written notice of any meeting of the board of directors must be given to directors twenty-four (24) hours at least in advance of the time scheduled for the meeting, except in case of emergency, in which case the nature and the reasons of such emergency must be mentioned in the notice. Such notice may be omitted in case of consent of each director in writing, by facsimile, electronic mail or any other similar means of communication, a copy of such signed document being sufficient proof thereof. No prior notice shall be required for a board meeting to be held at a time and location determined in a prior resolution adopted by the board of directors which has been communicated to all directors.

20.3	No prior notice shall be required in case all the members of the board of directors are present or represented at a board meeting and waive any convening requirement or in the case of resolutions in writing approved and signed by all members of the board of directors.

Article 21 Conduct of meetings of the board of directors

21.1	The board of directors may elect a chairman from among its members. It may also choose a secretary who does not need to be a director and who shall be responsible for keeping the minutes of the meetings of the board of directors.

21.2	The chairman, if any, shall chair all meetings of the board of directors, but in his absence, the board of directors may appoint another director as chairman pro tempore by vote of the majority of directors present or represented at any such meeting.

21.3	Any director may act at any meeting of the board of directors by appointing another director as his proxy in writing, or by facsimile, electronic mail or any other similar means of communication, a copy of the appointment being sufficient proof thereof. A director may represent one or more, but not all of the other directors.

21.4	Meetings of the board of directors may also be held by conference call or video conference or by any other means of communication allowing all persons participating at such meeting to hear one another on a continuous basis allowing for an effective participation in the meeting. Participation in a meeting by these means is equivalent to participation in person at such meeting.

21.5	The board of directors may deliberate or act validly only if at least half of the directors are present or represented at a meeting of the board of directors. In the event the general meeting of shareholders has appointed different classes of directors, the board of directors may deliberate or act validly only if at least one (1) Class A Director and one (1) Class B Director is present or represented at the meeting.

21.6	Decisions shall be adopted by a majority vote of the directors present or represented at such meeting. In the event the general meeting of shareholders has appointed different classes of directors, decisions shall be taken by a majority of the directors present or represented including at least one (1) Class A Director and one (1) Class B Director. In the case of a tie, the chairman, if any, shall not have a casting vote.

21.7	The board of directors may, unanimously, pass resolutions by circular means when expressing its approval in writing, by facsimile, electronic mail or any other similar means of communication. Each director may express his consent separately, the entirety of the consents evidencing the adoption of the resolutions. The date of such resolutions shall be the date of the last signature.

Article 22 Conflict of interests

22.1	Save as otherwise provided by the Law, any director who has, directly or indirectly, a financial interest conflicting with the interest of the Company in connection with a transaction falling within the competence of the board of directors, must inform the board of directors of such conflict of interest and must have his declaration recorded in the minutes of the board meeting. The relevant director may not take part in the discussions relating to such transaction nor vote on such transaction. Any such conflict of interest must be reported to the next general meeting of shareholders prior to such meeting taking any resolution on any other item.

22.2	Where the Company comprises a single director, transactions made between the Company and the director having an interest conflicting with that of the Company are only mentioned in the resolution of the sole director.

22.3	Where, by reason of a conflicting interests, the number of directors required in order to validly deliberate is not met, the board of directors may decide to submit the decision on this specific item to the general meeting of shareholders.

22.4	The conflict of interest rules shall not apply where the decision of the board of directors or the sole director relates to day-to-day transactions entered into under normal conditions.

22.5	The daily manager(s) of the Company, if any, are subject to articles 22.1 to 22.4 of these articles of association provided that if only one (1) daily manager has been appointed and is in a situation of conflicting interests, the relevant decision shall be adopted by the board of directors.

Article 23 Minutes of the meeting of the board of directors – Minutes of the decisions of the sole director

23.1	The minutes of any meeting of the board of directors shall be signed by the chairman, if any, or, in his absence, by the chairman pro tempore, or by two (2) directors or, by one (1) Class A Director and one (1) Class B Director if applicable.

23.2	Copies or excerpts of such minutes, which may be produced in judicial proceedings or otherwise, shall be signed by the chairman, if any, or by two (2) directors or, by one (1) Class A Director and one (1) Class B Director if applicable.

23.3	Decisions of the sole director shall be recorded in minutes which shall be signed by the sole director. Copies or excerpts of such minutes which may be produced in judicial proceedings or otherwise shall be signed by the sole director.

Article 24 Dealing with third parties

24.1	The Company shall be bound towards third parties in all circumstances (i) by the signature of the sole director, or, if the Company has several directors, by the joint signature of any two (2) directors, or by the joint signature of one (1) Class A Director and one (1) Class B Director if applicable or (ii) by the joint signature or the sole signature of any person(s) to whom such signatory power may have been delegated by the board of directors within the limits of such delegation.

24.2	Within the limits of the daily management, the Company shall be bound towards third parties by the signature of any person(s) to whom such power may have been delegated, acting individually or jointly in accordance within the limits of such delegation.

E.	AUDIT AND SUPERVISION

Article 25 Auditor(s)

25.1	The transactions of the Company shall be supervised by one or several statutory auditors (commissaires). The general meeting of shareholders shall appoint the statutory auditor(s) and shall determine their term of office, which may not exceed six (6) years.

25.2	A statutory auditor may be removed at any time, without notice and with or without cause by the general meeting of shareholders.

25.3	The statutory auditor(s) have an unlimited right of permanent supervision and control of all transactions of the Company.

25.4	If the general meeting of shareholders of the Company appoints one or more independent auditors (réviseurs d’entreprises agréés) in accordance with Article 69 of the law of 19 December 2002 regarding the trade and companies register and the accounting and annual accounts of undertakings, as amended, the institution of statutory auditors is no longer required.

25.5	An independent auditor may only be removed by the general meeting of shareholders for cause or with his approval.

F.	financial year – ANNUAL ACCOUNTS – Allocation of Profits – Interim Dividends

Article 26 Financial year

The financial year of the Company shall begin on the first of January of each year and shall end on the thirty-first of December of the same year.

Article 27 Annual accounts and allocation of profits

27.1	At the end of each financial year, the accounts are closed and the board of directors draws up an inventory of the Company’s assets and liabilities, the balance sheet and the profit and loss accounts in accordance with the law.

27.2	Of the annual net profits of the Company, five per cent (5%) at least shall be allocated to the legal reserve. This allocation shall cease to be mandatory as soon and as long as the aggregate amount of such reserve amounts to ten per cent (10%) of the share capital of the Company.

27.3	Sums contributed to a reserve of the Company may also be allocated to the legal reserve.

27.4	In case of a share capital reduction, the Company’s legal reserve may be reduced in proportion so that it does not exceed ten per cent (10%) of the share capital.

27.5	Upon recommendation of the board of directors, the general meeting of shareholders shall determine how the remainder of the Company’s profits shall be used in accordance with the Law and these articles of association.

27.6	Distributions shall be made to the shareholders in proportion to the number of Shares they hold in the Company.

Article 28 Interim dividends - Share premium and assimilated premiums

28.1	The board of directors may proceed with the payment of interim dividends subject to the provisions of the Law.

28.2	Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the Law and these articles of association.

G.	Liquidation

Article 29 Liquidation

29.1	In the event of dissolution of the Company in accordance with article 3.2 of these articles of association, the liquidation shall be carried out by one or several liquidators who are appointed by the general meeting of shareholders deciding on such dissolution and which shall determine their powers and their compensation. Unless otherwise provided, the liquidators shall have the most extensive powers for the realisation of the assets and payment of the liabilities of the Company.

29.2	The surplus resulting from the realisation of the assets and the payment of the liabilities shall be distributed among the shareholders in proportion to the number of Shares of the Company held by them.

H.	Final clause - GOVERNING law

Article 30 Governing law

All matters not governed by these articles of association shall be determined in accordance with the Law.

TRANSITIONAL PROVISIONS

The first financial year shall begin on the date of incorporation of the Company and terminate on 31 December 2021.

The first annual general meeting of shareholders shall be held in 2022.

Interim dividends may also be distributed during the Company’s first financial year.

SUBSCRIPTION AND PAYMENT

The four million (4,000,000) redeemable A shares issued have been subscribed by Crynssen Pharma Group Limited, aforementioned, for the price of forty thousand United States Dollar (USD 40,000).

The redeemable A shares so subscribed have been fully paid-up by a set-off with a claim undisputed, liquid, due and payable of an amount of forty thousand United States Dollar (USD 40,000). The total contribution of forty thousand United States Dollar (USD 40,000) is entirely allocated to the share capital. There is no share premium.

Proof of the existence of the claim and of the subscription of the shares has been produced to the undersigned notary.

DECLARATION

The undersigned notary herewith declares that he has verified the existence of the conditions provided for or referred to in Article 420-1 of the Law and expressly states that they have been complied with.

EXPENSES

The expenses, costs, remunerations or charges in any form whatsoever incurred by the Company or which shall be borne by the Company in connection with its incorporation are estimated at approximately one thousand four hundred Euro (EUR 1,400).

RESOLUTIONS OF THE SHAREHOLDERS

The incorporating shareholders, representing the entire share capital of the Company and having waived any convening requirements, have passed the following resolutions:

1.	The address of the registered office of the Company is set at 9 rue de Bitbourg L-1273 Luxembourg, Grand Duchy of Luxembourg.

2.	The following person is appointed as sole director of the Company until the general meeting of shareholders convened to approve the Company’s annual accounts for the first financial year;

(i)	Ruben Minski, born in Colombia on 21 December 1951, residing at CRA 57 no. 79 – 319 Apt 35, Barranquilla, Colombia.

3.	The following person is appointed as statutory auditor until the general meeting of shareholders convened to approve the Company’s annual accounts for the first financial year:

(i)	Sergio Mantilla, born in Columbia on 19 March 1974, residing at CRA 55 no. 99B - 24 Apt 1003, Barranquilla, Colombia.

Whereof the present notarial deed was drawn up in Ettelbruck, on the day specified at the beginning of this document.

The undersigned notary who understands and speaks English, states herewith that on request of the appearing party, this deed is worded in English followed by a French translation; at the request of the same appearing party and in case of divergence between the English and the French text, the English version shall prevail.

The document having been read to the proxyholder of the appearing party, known to the notary by name, first name and residence, the said proxyholder of the appearing party signed together with the notary the present deed.

Suit la traduction française de ce qui précède.

L’an deux mille vingt-et-un, le vingt-neuf mars.

Par-devant nous Maître Marc Elvinger, notaire de résidence à Ettelbruck, Grand-Duché de Luxembourg.

A COMPARU :

Crynssen Pharma Group Limited, une limited company régie par les lois de Malte, immatriculée au Malta Business Registry sous le numéro C59671, ayant son siège social à C1 Midland Micro Enterprise Park, Burmarrad Road, Naxxar, NXR 6345 Malte,

dûment représentée par Monsieur Ben Brouscher, résidant professionnellement à Ettelbruck, en vertu d’une procuration donnée à Miami, Floride, le 25 mars 2021.

Ladite procuration, paraphée ne varietur par le mandataire de la comparante et le notaire, restera annexée au présent acte pour être soumise avec lui aux formalités d’enregistrement.

La comparante a requis le notaire instrumentant de dresser l’acte de constitution d’une société anonyme qu’elle souhaite constituer avec les statuts suivants :

A.	DENOMINATION - OBJET SOCIAL - DURÉE - SIÈGE SOCIAL

Article 1 Dénomination - Forme

Il existe une société anonyme sous la dénomination « Procaps Group, S.A. » (ci-après la « Société ») qui sera régie par la loi du 10 août 1915 sur les sociétés commerciales, telle que modifiée (la « Loi »), ainsi que par les présents statuts.

Article 2 Objet social

2.1	La Société a pour objet social la détention de participations, sous quelque forme que ce soit, dans des sociétés luxembourgeoises et étrangères et de toute autre forme de placement, l’acquisition par achat, souscription ou de toute autre manière, de même que le transfert par vente, échange ou toute autre manière de valeurs mobilières de tout type, ainsi que l’administration, la gestion, le contrôle et la mise en valeur de son portefeuille de participations.

2.2	La Société peut également accorder des prêts, ainsi que des garanties, des sûretés, au profit de tiers afin de garantir l’exécution de ses obligations ou d’obligations d'autres sociétés dans lesquelles elle détient une participation directe ou indirecte ou un droit de quelque nature que ce soit ou qui font partie du même groupe de sociétés que la Société, ou assister ces sociétés de toute autre manière.

2.3	La Société peut lever des fonds en faisant des emprunts sous toute forme ou en émettant toute sorte d’obligations, de titres ou d’instruments de dettes, d’obligations garanties ou non garanties, et d’une manière générale en émettant des valeurs mobilières de tout type.

2.4	La Société peut investir dans des biens immobiliers, des droits de propriété intellectuelle et tout autre actif mobilier ou immobilier sous quelque forme que ce soit.

2.5	La Société peut exercer toute activité de nature commerciale, industrielle, financière, immobilière ou de propriété intellectuelle qu’elle estime utile pour l’accomplissement de son objet social.

Article 3 Durée

3.1	La Société est constituée pour une durée illimitée.

3.2	Elle peut être dissoute à tout moment par une décision de l’assemblée générale des actionnaires prise aux conditions requises pour une modification des présents statuts.

Article 4 Siège social

4.1	Le siège social de la Société est établi dans la Ville de Luxembourg, Grand-Duché de Luxembourg.

4.2	Le conseil d’administration peut transférer le siège social de la Société au sein de la même commune ou dans toute autre commune du Grand-Duché de Luxembourg et modifier, si nécessaire, ces statuts afin de refléter le changement de siège social.

4.3	Des succursales ou bureaux peuvent être créés, tant au Grand-Duché de Luxembourg qu'à l'étranger, par décision du conseil d’administration.

4.4	Dans l’hypothèse où le conseil d’administration estimerait que des événements exceptionnels d'ordre politique, économique ou social ou des catastrophes naturelles se sont produits ou seraient imminents, de nature à interférer avec l'activité normale de la Société à son siège social, il pourra transférer provisoirement le siège social à l'étranger jusqu'à la cessation complète de ces circonstances exceptionnelles ; ces mesures provisoires n'auront toutefois aucun effet sur la nationalité de la Société, laquelle, nonobstant ce transfert provisoire, restera luxembourgeoise.

B.	CAPITAL SOCIAL – ACTIONS

Article 5 Capital social

5.1	Le capital social de la Société est fixé à quarante mille dollars américains (USD 40.000), représenté par (i) quatre millions (4.000.000) actions A rachetables d’une valeur nominale d’un centime (USD 0,01) chacune (les « Actions A Rachetables »), (ii) zéro (0) actions B rachetables d’une valeur nominale d’un centime (USD 0,01) chacune (les « Actions B Rachetables » et ensemble avec les Actions A Rachetables, les « Actions Rachetables ») et zéro (0) actions ordinaires d’une valeur nominale d’un centime (USD 0,01) chacune (les « Actions Ordinaires » et ensemble avec les Actions Rachetables, les « Actions »).

5.2	Le capital social de la Société peut être augmenté ou réduit par une décision de l’assemblée générale des actionnaires de la Société, prise aux conditions requises pour une modification des présents statuts ou dans les conditions prévues par l’article 6.

5.3	Toutes nouvelles Actions à libérer en numéraire doivent être offertes par préférence aux actionnaires existants. Dans le cas d’une pluralité d’actionnaires, les Actions doivent être offertes aux actionnaires en proportion du nombre d’Actions qu’ils détiennent dans le capital social de la Société. Le conseil d’administration doit déterminer la période au cours de laquelle ce droit préférentiel de souscription pourra être exercé, qui ne peut être inférieure à quatorze (14) jours à compter de l’envoi à chaque actionnaire d’une lettre recommandée ou tout autre moyen de communication accepté individuellement par les destinataires et assurant l’accès à l’information envoyée par les actionnaires annonçant l’ouverture de la période de souscription L’assemblée générale des actionnaires peut restreindre ou annuler le droit préférentiel de souscription des actionnaires existants aux conditions de quorum et de majorité requises pour une modification des présents statuts. Nonobstant ce qui précède, le conseil d’administration peut restreindre ou annuler le droit préférentiel de souscription des actionnaires existants conformément aux dispositions de l’article 6 des présentes.

5.4	Si à l’expiration de la période de souscription, tous les droits préférentiels de souscriptions offerts aux actionnaires existants n’ont pas été souscrits par ces derniers, des tiers pourront participer à l’augmentation de capital, sauf si le conseil d’administration décide que les droits préférentiels de souscription seront offerts aux actionnaires existants qui ont déjà exercé leurs droits durant la période de souscription, proportionnellement au nombre d’Actions qu’ils détiennent dans le capital social ; les conditions de souscription sont déterminées par le conseil d’administration. Le conseil d’administration pourra également décider dans ce cas que le capital social pourra être augmenté uniquement par le montant de souscriptions reçues par les actionnaires existants de la Société.

5.5	La Société peut racheter ses propres Actions Ordinaires aux conditions prévues par la Loi.

5.6	Les Actions Rachetables sont rachetables conformément à l’article 430-22 de la Loi. Les Actions Rachetables portent les mêmes droits aux dividendes et les mêmes droits de vote que les Actions Ordinaires. Les Actions Rachetables souscrites et entièrement libérées sont rachetables à la demande de la Société conformément à l’article 430-22 de la Loi. Le rachat peut se faire suite à une décision du conseil d’administration.

5.7	Le rachat d’actions rachetables ne peut se faire qu’en utilisant des fonds distribuables en vertu de l’article 461-2 de la Loi ou le produit d’une nouvelle émission faite en vue d’un tel rachat. Les Actions rachetées en trésorerie ne disposent pas de droits de vote ou droits aux dividendes ou boni de liquidation.

5.8	Un montant égal à la valeur nominale, ou, en l’absence d’une telle valeur, de la valeur comptable, de toutes les Actions Rachetables doit être inclus dans une réserve qui ne pourra être distribuée aux actionnaires à l’exception du cas d’une réduction du capital social souscrit ; la réserve ne pourra qu’être utilisée afin d’augmenter le capital social souscrit par capitalisation des réserves. Cette réserve n’est pas requise en cas de rachat utilisant le produit d’une nouvelle émission faite en vue d’effectuer un tel rachat.

5.9	Le prix de rachat des Actions A Rachetables correspond à leur valeur nominale, étant un centime (USD 0,01) par Action A Rachetable.

5.10	Le prix de rachat des Actions B Rachetables est identique à leur prix de souscription, soit dix dollars américains (USD 10) par Action B Rachetable (ce qui inclut, pour éviter tout doute, toute prime d'émission payée sur ces Actions B Rachetables).

5.11	Sauf disposition contraire de tout accord écrit qui pourrait être conclu entre la Société et les détenteurs d’Actions Rachetables, au moins quinze (15) jours avant la date de rachat, une notification écrite doit être envoyée par courrier recommandé ou par coursier internationalement reconnu à tout actionnaire nominatif d’Actions Rachetables à racheter, à la dernière adresse indiquée au registre des Actions de la Société, notifiant ainsi à tout actionnaire le nombre d’Actions Rachetables à racheter, en précisant la date du rachat, le Prix de Rachat, la procédure nécessaire pour soumettre les Actions Rachetables à la Société pour rachat et l’évaluation du Prix de Rachat tel que précisé aux articles B.5.6, 5.9 and 5.10. Tout détenteur d’Actions Rachetables à racheter doit rendre le ou les certificats, s’il en existe, émis en relation avec telles Actions Rachetables, à la Société. Le Prix de Rachat de telles Actions Rachetables doit être payé à l’ordre de la personne dont le nom apparait dans le registre des Actions comme le propriétaire de celles-ci, sur le compte bancaire indiqué à la Société par ledit actionnaire avant la date du rachat.

Article 6 Capital autorisé

6.1	Le capital autorisé, excluant le capital social, est fixé à un montant d’un milliard sept cent millions dollars américains (USD 1.700.000.000), représenté par cent soixante-dix milliards (170.000.000.000) Actions Ordinaires d’une valeur nominale d’un centime (USD 0,01) chacune. Pendant une période de cinq (5) ans à compter de la date de constitution ou toutes décisions ultérieures de créer, renouveler ou augmenter le capital autorisé conformément à cet article, le conseil d'administration est autorisé et habilité, dans les limites du capital autorisé, à (i) réaliser pour quelque raison que ce soit y compris, toute émission en une ou plusieurs tranches successives (a) de tout droit de souscription et/ou de conversion, y compris les bons de souscription (pouvant être émis séparément ou attachés à des Actions Ordinaires, des obligations, des options, des billets ou des instruments similaires), les obligations convertibles, les billets ou les instruments similaires (les « Droits d’Actions ») ainsi que (b) les Actions Ordinaires nouvelles, avec ou sans prime, contre paiement en espèces ou en nature, par conversion des créances sur la Société ou de toute autre manière ; (ii) déterminer le lieu et la date de l'émission ou des émissions successives, le prix d'émission, les modalités de souscription et de libération des Actions Ordinaires nouvelles ; et (iii) supprimer ou limiter le droit préférentiel de souscription des actionnaires en cas d'émission contre paiement en numéraire d'Actions Ordinaires, de bons de souscription (qui peuvent être séparés ou attachés à des Actions Ordinaires, obligations, billets ou instruments similaires), d'obligations convertibles, de billets ou instruments similaires. Les Actions à émettre lors de l'exercice des Droits d’Actions pourront être émises au-delà de la période initiale de capital autorisé de cinq (5) ans à condition que les Droits d’Actions aient été émis pendant la période initiale de capital autorisé pertinente de cinq (5) ans.

6.2

6.3	L’autorisation ci-dessus peut être renouvelée par une résolution de l'assemblée générale des actionnaires adoptée dans les formes requises pour une modification des présents statuts et sous réserve des dispositions de la Loi, chaque fois pour une période ne dépassant pas cinq (5) ans.

Article 7 Actions – Transfert des actions

7.1	La Société peut avoir un ou plusieurs actionnaires.

7.2	Le décès, la suspension des droits civils, la dissolution, la liquidation, la faillite ou l’insolvabilité ou tout autre événement similaire d’un des actionnaires n’entraînera pas la dissolution de la Société.

7.3	Les Actions de la Société sont nominatives.

7.4	Un registre des Actions sera tenu au siège social de la Société où il est mis à disposition de chaque actionnaire pour consultation. Ce registre contient toutes les informations requises par la Loi. La propriété des Actions s’établit par une inscription sur ledit registre.

7.5	La Société ne reconnaît qu'un (1) seul titulaire par action. Les copropriétaires indivis nommeront un représentant unique qui les représentera vis-à-vis de la Société. La Société a le droit de suspendre l'exercice de tous les droits relatifs à cette action, à l’exception du droit à l’information, jusqu'à ce qu'un tel représentant ait été désigné.

7.6	Les Actions sont librement cessibles dans les conditions prévues par la Loi.

7.7	Toute cession d’actions nominatives est opposable à la Société et aux tiers soit (i) sur déclaration de cession inscrite dans le registre des actionnaires, signée et datée par le cédant et le cessionnaire ou leurs représentants, ou (ii) sur notification de la cession à la Société ou après l’acceptation de la cession par la Société.

C.	ASSEMBLEES GENERALES D’ACTIONNAIRES

Article 8 Pouvoirs de l’assemblée générale des actionnaires

8.1	Les actionnaires exercent leurs droits collectifs en assemblée générale d’actionnaires. Toute assemblée générale d’actionnaires de la Société régulièrement constituée représente l’ensemble des actionnaires de la Société. L’assemblée générale des actionnaires est investie des pouvoirs qui lui sont expressément réservés par la Loi et par les présents statuts.

8.2	Si la Société a un actionnaire unique, toute référence faite à « l’assemblée générale des actionnaires » devra être entendue comme une référence à « l’actionnaire unique », selon le contexte et le cas échéant, les pouvoirs conférés à l’assemblée générale des actionnaires devront être exercés par l’actionnaire unique.

Article 9 Convocation des assemblées générales d’actionnaires

9.1	L'assemblée générale des actionnaires de la Société peut, à tout moment, être convoquée par le conseil d'administration ou, le cas échéant, par le(s) commissaire(s).

9.2	L'assemblée générale des actionnaires doit obligatoirement être convoquée par le conseil d'administration ou par le(s) commissaire(s) sur demande écrite d’un ou plusieurs actionnaires représentant au moins dix pour cent (10%) du capital social de la Société. En pareil cas, l'assemblée générale des actionnaires devra être tenue dans un délai d'un (1) mois à compter de la réception de cette demande.

9.3	Les convocations pour toute assemblée générale des actionnaires contiennent la date, l'heure, le lieu et l'ordre du jour de l'assemblée et pourront être effectuées au moyen d’annonces déposées auprès du Registre de Commerce et des Sociétés et publiées au moins quinze (15) jours avant l’assemblée, au Recueil électronique des sociétés et associations et dans un journal publié au Luxembourg. Dans ce cas, les convocations par lettre doivent être envoyées au moins huit (8) jours avant l’assemblée générale aux actionnaires en nom, par lettre missive. Alternativement, les convocations peuvent être faites uniquement par lettre recommandée dans l’hypothèse où la Société a émis uniquement des Actions nominatives ou si les destinataires ont accepté individuellement de recevoir les convocations par d’autres moyens de communication garantissant l’accès à l’information, par ce moyen de communication.

9.4	Si tous les actionnaires sont présents ou représentés et ont renoncé à toute formalité de convocation, l'assemblée générale des actionnaires peut être tenue sans convocation préalable, ni publication.

Article 10 Conduite des assemblées générales d’actionnaires

10.1	L'assemblée générale annuelle des actionnaires devra être tenue dans les six (6) mois suivant la fin de l'exercice social au Grand-Duché de Luxembourg, au siège social de la Société ou à tout autre endroit au Grand-Duché de Luxembourg tel que précisé dans la convocation. Les autres assemblées générales d’actionnaires pourront être tenues aux lieux et heures indiqués dans les convocations respectives. Les détenteurs d’obligations n’ont pas le droit d’assister aux assemblées générales d’actionnaires.

10.2	Un bureau de l'assemblée doit être constitué à chaque assemblée générale d’actionnaires, composé d'un président, d'un secrétaire et d'un scrutateur, sans qu'il ne soit nécessaire que ces membres du bureau de l’assemblée soient actionnaires ou membres du conseil d'administration. Le bureau doit s’assurer que l’assemblée est tenue en conformité avec les règles applicables et, en particulier, en conformité avec les règles relatives à la convocation, aux conditions de majorité, au partage des voix et à la représentation des actionnaires.

10.3	Une liste de présence doit être tenue à toute assemblée générale d’actionnaires.

10.4	Un actionnaire peut participer à toute assemblée générale des actionnaires en désignant une autre personne comme son mandataire par écrit ou par télécopie, courrier électronique ou par tout autre moyen de communication. Une personne peut représenter plusieurs ou même tous les actionnaires.

10.5	Les actionnaires participant à une assemblée par conférence téléphonique, par visioconférence ou par tout autre moyen de communication permettant de les identifier, permettant à toute personne participant à cette assemblée de s'entendre mutuellement de manière continue, et permettant une participation effective de ces personnes à l'assemblée, sont réputés être présents pour le calcul du quorum et des voix, à la condition que ces moyens de communication soient mis à disposition au lieu de tenue de l'assemblée.

10.6	Chaque actionnaire peut voter à une assemblée générale des actionnaires par correspondance au moyen d'un formulaire de vote envoyé par lettre, courrier électronique, par télécopie ou par tout autre moyen de communication au siège social de la Société ou à l'adresse mentionnée dans l’avis de convocation. Les actionnaires peuvent uniquement utiliser les formulaires de vote par correspondance distribués par la Société et qui contiennent au moins le lieu, la date et l'heure de l'assemblée, l'ordre du jour de l'assemblée, les propositions soumises à l'assemblée, ainsi que pour chaque proposition, trois cases autorisant l'actionnaire à voter en faveur, contre, ou à s’abstenir de voter en cochant la case appropriée.

10.7	Les formulaires de vote qui, pour une résolution proposée, ne font pas apparaître (i) un vote en faveur, (ii) un vote contre la résolution proposée ou (iii) une abstention sont nuls en ce qui concerne cette résolution. La Société doit seulement prendre en compte les formulaires de vote reçus avant la tenue de l'assemblée générale des actionnaires à laquelle ils se rapportent.

10.8	Le conseil d’administration peut déterminer des conditions supplémentaires à remplir par les actionnaires afin de pouvoir participer aux assemblées générales des actionnaires.

Article 11 Quorum, majorité et vote

11.1	Chaque Action donne droit à une voix en assemblée générale d’actionnaires.

11.2	Le Conseil d’administration peut suspendre les droits de vote de tout actionnaire qui ne remplit pas ses obligations telles que décrites par les statuts ou toute autre convention à laquelle cet actionnaire est partie.

11.3	Un actionnaire peut décider, à titre personnel, de ne pas exercer, temporairement ou de façon permanente, tout ou partie de ses droits de vote. Une telle renonciation lie l’actionnaire renonçant et s’impose à la Société dès sa notification à cette dernière.

11.4	Si les droits de vote d’un ou de plusieurs actionnaires sont suspendus conformément à l’article 11.2 ou si un ou plusieurs actionnaires ont renoncé à leurs droits de vote conformément à l’article 11.3, ces actionnaires peuvent participer à toute assemblée de la Société, toutefois les Actions qu’ils détiennent ne seront pas comptabilisées pour la détermination des conditions de quorum et de majorité à respecter durant les assemblées générales de la Société.

11.5	Sauf dispositions contraires de la Loi ou des statuts, les décisions prises en assemblées générales d’actionnaires dûment convoquées ne requièrent aucune condition de quorum et sont adoptées à la majorité simple des votes valablement exprimés quelle que soit la portion du capital social représentée. Les abstentions et les votes blancs ou nuls ne sont pas pris en compte.

Article 12 Modification des statuts

12.1	Sauf disposition contraire des présents statuts ou de la Loi, les présents statuts peuvent être modifiés à la majorité des deux-tiers des voix des actionnaires valablement exprimées lors d’une assemblée générale des actionnaires à laquelle plus de la moitié du capital social de la Société est présente ou représentée. Si le quorum n’est pas atteint à une assemblée, une seconde assemblée pourra être convoquée dans les conditions prévues à l’article 9.3 qui pourra alors délibérer quel que soit le quorum et au cours de laquelle les décisions seront adoptées à la majorité des deux-tiers des voix valablement exprimées. Les abstentions et les votes blancs ou nuls ne sont pas pris en compte.

12.2	Si les droits de vote d’un ou plusieurs actionnaires sont suspendus conformément à l’article 11.2 ou si un ou plusieurs actionnaires ont renoncé à leurs droits de vote conformément à l’article 11.3, les stipulations de l’article 11.4 des statuts s’appliquent mutatis mutandis.

Article 13 Changement de nationalité

Les actionnaires peuvent changer la nationalité de la Société par une décision de l’assemblée générale des actionnaires adoptée dans les conditions requises pour une modification des présents statuts.

Article 14 Prorogation des assemblées générales des actionnaires

Dans les conditions prévues par la Loi, le conseil d’administration peut, proroger séance tenante une assemblée générale à quatre (4) semaines. Le conseil d’administration peut prendre une telle décision à la demande d’un ou de plusieurs actionnaires représentant au moins dix pour cent (10%) du capital social de la Société. Dans l’hypothèse d’une prorogation, toute décision déjà adoptée par l’assemblée générale des actionnaires sera annulée.

Article 15 Procès-verbal des assemblées générales d’actionnaires

15.1	Le bureau de toute assemblée générale des actionnaires doit dresser un procès-verbal de l’assemblée qui doit être signé par les membres du bureau de l’assemblée ainsi que par tout autre actionnaire à sa demande.

15.2	Toute copie ou extrait de ces procès-verbaux originaux, à produire dans le cadre de procédures judiciaires ou à remettre à tout tiers devra être certifié conforme à l’original par le notaire dépositaire de l’acte original dans l’hypothèse où l’assemblée aurait été retranscrite dans un acte authentique, ou devra être signé par le président du conseil d’administration, si un président a été nommé, ou par deux (2) membres du conseil d’administration.

D.	ADMINISTRATION

Article 16 Composition et pouvoirs du conseil d’administration

16.1	La Société est gérée par un conseil d’administration composé d’au moins trois (3) membres. Lorsque la Société a été constituée par un actionnaire unique ou lorsqu’il apparaît, lors d’une assemblée générale d’actionnaires, que toutes les Actions émises par une Société sont détenues par un actionnaire unique, la Société peut être gérée par un administrateur unique jusqu’à la prochaine assemblée générale d’actionnaires consécutive à l’augmentation du nombre d’actionnaires. Dans cette hypothèse, le cas échéant et lorsque l’expression « administrateur unique » n’est pas mentionnée expressément dans les présents statuts, une référence au « conseil d’administration » utilisée dans les présents statuts devra être entendue comme une référence à l’ « administrateur unique ».

16.2	Le conseil d’administration est investi des pouvoirs les plus étendus pour agir au nom de la Société et pour prendre toute mesure nécessaire ou utile pour l’accomplissement de l’objet social de la Société, à l’exception des pouvoirs réservés par la Loi ou par les présents statuts à l’assemblée générale des actionnaires.

16.3	Le conseil d’administration pourra créer un ou plusieurs comités. La composition et les pouvoirs de ce(s) comité(s), les conditions de la nomination, de la révocation, de la rémunération et de la durée de mandat de ses membres, ainsi que ses/leurs règles de procédures seront déterminés par le conseil d’administration. Le conseil d’administration sera en charge de superviser les activités de ce (ces) comité(s). Afin d'éviter tout doute, de tels comités ne peuvent être considérés comme un comité de direction au sens de l'article 441-11 de la Loi.

Article 17 Gestion journalière

La gestion journalière de la Société ainsi que la représentation de la Société en rapport avec une telle gestion journalière peut, être déléguée à un ou plusieurs administrateurs, dirigeants ou autres agents, agissant individuellement ou conjointement. Leur nomination, leur révocation et leurs pouvoirs seront déterminés par une décision du conseil d’administration.

Article 18 Nomination, révocation et durée des mandats des administrateurs

18.1	Les administrateurs sont nommés par l’assemblée générale des actionnaires qui détermine leur rémunération et la durée de leur mandat. L’assemblée générale des actionnaires peut décider de nommer des administrateurs de différentes catégories, désignés comme les administrateurs de catégorie A (les “Administrateurs de Catégorie A”) et les administrateurs de catégorie B (les “Administrateurs de Catégorie B”). Toute référence faite ci-après aux “administrateurs” doit être interprétée comme une référence aux Administrateurs de Catégorie A et/ou aux Administrateurs de Catégorie B, en fonction du contexte et le cas échéant.

18.2	La durée du mandat d’un administrateur ne peut excéder six (6) ans. Les administrateurs peuvent faire l’objet de réélections successives.

18.3	Chaque administrateur est nommé à la majorité simple des voix valablement exprimées à une assemblée générale des actionnaires.

18.4	Tout administrateur pourra être révoqué de ses fonctions à tout moment avec ou sans motif par l’assemblée générale des actionnaires à la majorité simple des voix valablement exprimées.

18.5	Si une personne morale est nommée en tant qu’administrateur de la Société, cette personne morale doit désigner une personne physique en qualité de représentant permanent qui doit assurer cette fonction au nom et pour le compte de la personne morale. La personne morale peut révoquer son représentant permanent uniquement si elle nomme simultanément son successeur. Une personne physique peut uniquement être le représentant permanent d’un seul (1) administrateur de la Société et ne peut être lui-même simultanément administrateur de la Société.

Article 19 Vacance d’un poste d’administrateur

19.1	Dans l’hypothèse où un poste d’administrateur deviendrait vacant suite au décès, à l’incapacité juridique, à la faillite, à la démission ou autre, cette vacance pourra être comblée à titre temporaire et pour une durée ne pouvant excéder le mandat initial de l’administrateur qui fait l’objet d’un remplacement par les administrateurs restants jusqu’à ce que la prochaine assemblée générale d’actionnaires, appelée à statuer sur la nomination permanente d’un nouvel administrateur en conformité avec les dispositions légales applicables.

19.2	Dans l’hypothèse où la vacance surviendrait alors que la Société est gérée que par un administrateur unique, cette vacance devra être comblée sans délai par l’assemblée générale des actionnaires.

Article 20 Convocation aux conseils d’administration

20.1	Le conseil d’administration se réunit à la demande du président, si un président a été nommé, ou de n’importe quel administrateur. Les réunions du conseil d’administration doivent être tenues au siège social de la Société sauf indication contraire dans la convocation.

20.2	Une convocation écrite à toute réunion du conseil d’administration doit être adressée aux administrateurs au minimum vingt-quatre (24) heures à l’avance par rapport à l’heure fixée dans la convocation, sauf en cas d’urgence, auquel cas la nature et les motifs d’une telle urgence seront mentionnés dans la convocation. Une telle convocation peut être omise en cas d’accord écrit de chaque administrateur, par télécopie, courrier électronique ou par tout autre moyen de communication. Une copie d’un tel document signé constituera une preuve suffisante d’un tel accord. Aucune convocation préalable ne sera exigée pour un conseil d’administration dont le lieu et l’heure auront été déterminés par une décision adoptée lors d’un précédent conseil d’administration, communiquée à tous les membres du conseil d’administration.

20.3	Aucune convocation préalable ne sera requise dans l’hypothèse où tous les membres du conseil d’administration seront présents ou représentés à un conseil d’administration et renonceraient aux formalités de convocation ou dans l’hypothèse de décisions écrites et approuvées par tous les membres du conseil d’administration.

Article 21 Conduite des réunions du conseil d’administration

21.1	Le conseil d’administration peut élire un président parmi ses membres. Il peut également désigner un secrétaire, qui peut ne pas être un administrateur et qui sera chargé de tenir les procès-verbaux des réunions du conseil d’administration.

21.2	Le président, si un président a été nommé, préside toutes les réunions du conseil d’administration, mais, en son absence, le conseil d’administration peut nommer provisoirement un autre administrateur en qualité de président temporaire par un vote à la majorité des administrateurs présents ou représentés à la réunion.

21.3	Tout administrateur peut se faire représenter à chaque réunion du conseil d’administration en désignant tout autre membre du conseil d’administration comme son mandataire par écrit, ou par télécopie, courrier électronique ou tout autre moyen de communication, une copie du mandat en constituant une preuve suffisante. Un administrateur peut représenter un ou plusieurs administrateurs, mais non la totalité des membres du conseil d’administration.

21.4	Les réunions du conseil d’administration peuvent également se tenir par conférence téléphonique, visioconférence ou par tout autre moyen de communication permettant à toutes les personnes y participant de s’entendre mutuellement sans discontinuité, garantissant une participation effective à cette réunion. La participation à une réunion par ces moyens équivaut à une participation en personne.

21.5	Le conseil d’administration ne peut délibérer ou statuer valablement que si la moitié au moins des administrateurs est présente ou représentée à une réunion du conseil d’administration. Dans le cas où une assemblée générale d’actionnaires a nommé différentes catégories d’administrateurs, le conseil d’administration ne peut délibérer et statuer valablement que si au moins un (1) Administrateur de Catégorie A et un (1) Administrateur de Catégorie B est présent ou représenté à la réunion.

21.6	Les décisions sont adoptées à la majorité des voix des administrateurs présents ou représentés. Dans le cas où l’assemblée générale des actionnaires a nommé différentes catégories d’administrateur, les décisions doivent être adoptées par une majorité des administrateurs présents ou représentés, y compris au moins un (1) Administrateur de Catégorie A et un (1) Administrateur de Catégorie B. En cas de partage des voix, le président, si un président a été nommé, n’a pas de voix prépondérante.

21.7	Le conseil d’administration peut, à l’unanimité, prendre des décisions par résolution circulaire en exprimant son approbation par écrit, par télécopie, par courrier électronique ou par tout autre moyen de communication. Chaque administrateur peut exprimer son consentement séparément, l’ensemble des consentements attestant de l’adoption des décisions. La date de ces décisions sera la date de la dernière signature.

Article 22 Conflit d’intérêts

22.1	Sauf dispositions contraires de la Loi, tout administrateur qui a, directement ou indirectement, un intérêt de nature patrimoniale opposé à celui de la Société à l’occasion d’une opération relevant du conseil d’administration est tenu d’en prévenir le conseil d’administration et de faire mentionner cette déclaration dans le procès-verbal de la séance. L’administrateur concerné ne peut prendre part ni aux discussions relatives à cette opération, ni au vote y afférent. Ce conflit d’intérêts doit également faire l’objet d’un rapport aux actionnaires, lors de la prochaine assemblée générale des actionnaires, et avant toute prise de décision de l’assemblée générale des actionnaires sur tout autre point à l’ordre du jour.

22.2	Lorsque la Société comprend un administrateur unique, les opérations conclues entre la Société et cet administrateur ayant un intérêt opposé à celui de la Société doivent être mentionnées dans la décision de l’administrateur unique.

22.3	Lorsqu’en raison d’un conflit d’intérêts, le nombre d’administrateurs requis afin de délibérer valablement n’est pas atteint, le conseil d’administration peut décider de déférer la décision sur ce point spécifique à l’assemblée générale des actionnaires.

22.4	Les règles régissant le conflit d’intérêts ne s’appliquent pas lorsque la décision du conseil d’administration ou de l’administrateur unique se rapporte à des opérations courantes, conclues dans des conditions normales.

22.5	Les articles 22.1 à 22.4 de ces statuts, s’appliquent au(x) délégué(s) à la gestion journalière, à l’exception du cas où un (1) délégué à la gestion journalière unique a été désigné et que celui-ci a un intérêt opposé à celui de la Société, la décision visée doit être prise par le conseil d’administration.

Article 23 Procès-verbaux des réunions du conseil d’administration – procès-verbaux des décisions de l’administrateur unique

23.1	Les procès-verbaux de toutes les réunions du conseil d’administration seront signés par le président du conseil d’administration, si un président a été nommé, ou en son absence, par le président temporaire, ou par deux (2) administrateurs ou par un (1) Administrateur de Catégorie A et un (1) Administrateur de Catégorie B, le cas échéant.

23.2	Les copies ou extraits de ces procès-verbaux qui pourront être produits en justice ou dans tout autre contexte seront signés par le président du conseil d’administration, si un président a été nommé, ou par deux (2) administrateurs ou par un (1) Administrateur de Catégorie A et un (1) Administrateur de Catégorie B le cas échéant.

23.3	Les décisions de l’administrateur unique sont retranscrites dans des procès-verbaux qui seront signés par l’administrateur unique. Les copies ou extraits de ces procès-verbaux qui pourront être produits en justice ou dans tout autre contexte seront signés par l’administrateur unique.

Article 24 Rapports avec les tiers

24.1	La Société est valablement engagée vis-à-vis des tiers en toutes circonstances (i) par la signature de l’administrateur unique, ou, si la Société a plusieurs administrateurs, par la signature conjointe de deux (2) administrateurs, ou par la signature conjointe d’un (1) Administrateur de Catégorie A et un (1) Administrateur de Catégorie B le cas échéant ou (ii) par la signature conjointe ou la signature unique de toutes les personnes auxquelles un tel pouvoir aura été délégué par le conseil d’administration dans les limites de cette délégation.

24.2	Dans les limites de la gestion journalière, la Société est engagée à l’égard des tiers par la signature de toutes les personnes auxquelles un tel pouvoir aura été délégué par le conseil d’administration, agissant individuellement ou conjointement dans les limites de cette délégation.

E.	AUDIT ET SURVEILLANCE DE LA SOCIETE

Article 25 Commissaire(s) – Réviseur(s) d’entreprises agréé(s)

25.1	Les opérations de la Société seront surveillées par un ou plusieurs commissaires. L'assemblée générale des actionnaires désigne les commissaires et détermine la durée de leurs fonctions, qui ne pourra excéder six (6) ans.

25.2	Un commissaire pourra être révoqué à tout moment, sans préavis, avec ou sans motif, par l'assemblée générale des actionnaires.

25.3	Le commissaire a un droit illimité de surveillance et de contrôle permanents sur toutes les opérations de la Société.

25.4	Si l’assemblée générale des actionnaires de la Société désigne un ou plusieurs réviseurs d'entreprises agréés conformément à l'article 69 de la loi du 19 décembre 2002 concernant le registre de commerce et des sociétés ainsi que la comptabilité et les comptes annuels des entreprises, telle que modifiée, la fonction de commissaire ne sera plus requise.

25.5	Le réviseur d'entreprises agréé ne pourra être révoqué par l'assemblée générale des actionnaires que pour juste motif ou avec son accord.

F.	EXERCICE SOCIAL – COMPTES ANNUELS – AFFECTATION DES BENEFICES – ACOMPTES SUR DIVIDENDES

Article 26 Exercice social

L’exercice social de la Société commence le premier janvier de chaque année et se termine le trente-et-un décembre de la même année.

Article 27 Comptes annuels - Affectation des bénéfices

27.1	Au terme de chaque exercice social, les comptes sont clôturés et le conseil d'administration dresse un inventaire de l'actif et du passif de la Société, le bilan et le compte de profits et pertes conformément à la loi.

27.2	Sur les bénéfices annuels nets de la Société, cinq pour cent (5%) au moins seront affectés à la réserve légale. Cette affectation cessera d'être obligatoire dès que et tant que le montant total de la réserve légale de la Société atteindra dix pour cent (10%) du capital social de la Société.

27.3	Les sommes apportées à une réserve de la Société peuvent également être affectées à la réserve légale.

27.4	En cas de réduction du capital social, la réserve légale de la Société pourra être réduite en proportion afin qu'elle n'excède pas dix pour cent (10%) du capital social.

27.5	Sur proposition du conseil d’administration, l'assemblée générale des actionnaires décide de l’affectation du solde des bénéfices distribuables de la Société conformément à la Loi et aux présents statuts.

27.6	Les distributions aux actionnaires seront effectuées en proportion du nombre d’actions qu’ils détiennent dans la Société.

Article 28 Acomptes sur dividendes - Prime d'émission et primes assimilées

28.1	Le conseil d’administration peut procéder au paiement d’acomptes sur dividendes conformément aux dispositions de la Loi.

28.2	Toute prime d'émission, prime assimilée ou réserve distribuable peut être librement distribuée aux actionnaires conformément aux dispositions de la Loi et aux présents statuts.

G.	LIQUIDATION

Article 29 Liquidation

29.1	En cas de dissolution de la Société conformément à l’article 3.2 des présents statuts, la liquidation sera effectuée par un ou plusieurs liquidateurs nommés par l'assemblée générale des actionnaires ayant décidé de cette dissolution et qui fixera les pouvoirs et émoluments de chacun des liquidateurs. Sauf dispositions contraires, les liquidateurs disposeront des pouvoirs les plus étendus pour la réalisation de l’actif et du passif de la Société.

29.2	Le surplus résultant de la réalisation de l’actif et du passif sera distribué entre les actionnaires au prorata de leur participation.

H.	DISPOSITION FINALE - LOI APPLICABLE

Article 30 Loi applicable

Tout ce qui n’est pas régi par les présents statuts sera déterminé en conformité avec la Loi.

DISPOSITIONS TRANSITOIRES

1.	Le premier exercice social commencera le jour de la constitution de la Société et se terminera le 31 décembre 2021.

2.	La première assemblée générale des actionnaires sera tenue en 2022.

3.	Des acomptes sur dividendes pourront être distribués au cours du premier exercice social de la Société.

SOUSCRIPTION ET PAIEMENT

Les quatre millions (4.000.000) actions A rachetables émises ont été souscrites par Crynssen Pharma Group Limited, susmentionnée, pour un prix de quarante mille dollars américains (USD 40.000).

Toutes les actions A rachetables ainsi souscrites ont été intégralement libérées par voie de compensation d'une créance certaine, liquide et exigible d'un montant de quarante mille dollars américains (USD 40.000). L’apport global d’un montant de quarante mille dollars américains (USD 40.000) est entièrement affecté au capital social. Il n’y a pas de prime d’émission.

La preuve de l'existence de la créance et de la souscription de parts sociales a été apportée au notaire soussigné.

DECLARATION

Le notaire soussigné déclare avoir vérifié l’existence des conditions prévues par ou posées par l’article 420-1 de la Loi et déclare expressément qu’elles ont été remplies.

FRAIS

Le montant des dépenses, frais, rémunérations ou charges, sous quelque forme que ce soit, qui incombent à la Société ou qui sont mis à sa charge à raison de sa constitution est évalué à environ mille quatre cents euros (EUR 1.400).

DECISIONS DES ACTIONNAIRES

Les actionnaires constituants, représentant l'intégralité du capital social de la Société et ayant renoncé aux formalités de convocation, ont adopté les décisions suivantes :

1.	L'adresse du siège social de la Société est établie au 9 rue de Bitbourg L-1273 Luxembourg, Grand Duchy of Luxembourg.

2.	La personne suivante est nommée administrateur jusqu’à l’assemblée générale appelée à statuer sur les comptes annuels du premier exercice social de la Société :

(i)	Ruben Minski, né en Colombie le 21 décembre 1951, résidant à CRA 57 no. 79 – 319 Apt 35, Barranquilla, Colombie.

3.	La personne suivante est nommée en tant que commissaire jusqu’à l’assemblée générale des actionnaires appelée à approuver les comptes du premier exercice social de la Société :

(i)	Sergio Mantilla, né Columbia le 19 mars 1974, résidant à CRA 55 no. 99B - 24 Apt 1003, Barranquilla, Colombie.

Dont acte, passé à Ettelbruck, à la date figurant en tête des présentes.

Le notaire soussigné qui comprend et parle l'anglais, constate, sur demande de la comparante, que le présent acte est rédigé en langue anglaise, suivi d'une traduction en français ; à la demande de la même comparante et en cas de divergence entre le texte anglais et le texte français, le texte anglais fait foi.

L'acte ayant été lu au mandataire de la comparante connu du notaire instrumentant par nom, prénom, et résidence, ledit mandataire de la comparante a signé avec le notaire le présent acte.

(s.) : Ben Brouscher, Marc Elvinger

Enregistré à Diekirch Actes Civils,

Le 31 mars 2021

Relation : DAC/2021/4044

Reçu soixante-quinze euros

75,00.-€

p. Le Receveur (s.) : f.f. Annick NOSBUSCH

POUR EXPEDITION CONFORME,

Délivrée à la société sur demande.

Ettelbruck, le 13 avril 2021